Exhibit 4.8

THORNE HEALTHTECH, INC.

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to purchase Common Stock (this “Amendment”) is entered into effective as of May 2, 2019, by and between Thorne HealthTech, Inc., previously Thorne Holding Corp. (the “Issuer”) and Diversified Natural Products, Inc. (the “Holder”), and amends that certain Warrant (No. 6) to purchase Common Stock, issued by the Issuer to the Holder, dated as of May 10, 2011 (the “Warrant”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Warrant.

WHEREAS, pursuant to Section 11.6 of the Warrant, the provisions of the Warrant may be amended, modified or waived with the written consent of the Issuer and the Holder.

WHEREAS, the Issuer and the Holder desire to amend the Warrant to modify the Expiration Date from June 23, 2020 to June 23, 2030.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree that the Warrant is amended as follows:

1.    Amendment. The definition of Expiration Date in the preamble of the Warrant is hereby amended from June 23, 2020 to June 23, 2030.

2.    Full Force and Effect. To the extent not expressly amended hereby, the Warrant remains in full force and effect.

3.    Entire Agreement. This Amendment, together with the Warrant, and all exhibits attached thereto, constitute the entire agreement and understanding of the Issuer and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

4.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.    Counterparts. This Amendment may be executed by the parties in various counterparts, all of which shall constitute but one and the same agreement among the parties, and shall be binding upon the respective parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ISSUER:

THORNE HEALTHTECH, INC. (previously Thorne Holding Corp.)

By:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Chief Executive Officer

HOLDER:

DIVERSIFIED NATURAL PRODUCTS, INC.

By:	/s/ Paul Jacobson
Name:	Paul Jacobson
Title:	Chief Executive Officer

[Signature page to Amendment to Warrant No. 6]